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                                                                    EXHIBIT 4.9

                   AGREEMENT AS TO EXPENSES AND LIABILITIES

     AGREEMENT AS TO EXPENSES AND LIABILITIES (this "Agreement") dated as of _____________, 2001, between AGL RESOURCES, INC., a Georgia corporation (the "Guarantor"), AGL CAPITAL CORPORATION, a Nevada corporation (the "Company") and AGL CAPITAL TRUST II, a Delaware business trust (the "Trust").

                                   RECITALS

     WHEREAS, the Trust intends to issue its common securities (the "Common Securities") to, and receive Debentures from, the Company and to issue and sell ____% Trust Preferred Securities (the "Preferred Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement dated [________], 2001, as the same may be amended from time to time (the "Trust Agreement");

     WHEREAS, the Company shall directly or indirectly own all of the Common Securities of the Trust and shall issue the Debentures;

     NOW, THEREFORE, in consideration of the purchase by each holder of the Preferred Securities, which purchase the Guarantor and the Company hereby agree shall benefit the Guarantor and the Company and which purchase the Guarantor and the Company acknowledge shall be made in reliance upon the execution and delivery of this Agreement, the Guarantor, the Company, including in its capacity as holder of the Common Securities, and the Trust hereby agree as follows:

                                   ARTICLE I

     Section 1.1 Guarantee by the Guarantor. Subject to the terms and conditions hereof, the Guarantor hereby irrevocably and unconditionally guarantees to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any costs, expenses or liabilities of the Trust other than obligations of the Trust to pay to holders of any Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

     Section 1.2 Term of Agreement. This Agreement shall terminate and be of no further force and effect upon the later of (a) the date on which full payment has been made of all amounts payable to all holders of all the Preferred Securities (whether upon redemption, liquidation, exchange or otherwise); and
(b) the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Preferred Securities or any

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Beneficiary must restore payment of any sums paid under the Preferred
Securities, under any obligation, under the Trust Preferred Securities Guarantee Agreement dated the date hereof between the Guarantor and The Bank of New York, as guarantee trustee, or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

     Section 1.3 Waiver of Notice. The Guarantor and the Company hereby waive notice of acceptance of this Agreement and of any obligation to which it applies or may apply, and the Guarantor and the Company hereby waive presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

     Section 1.4 No Impairment. The obligations, covenants, agreements and duties of the Guarantor and the Company under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

     (a) the extension of time for the payment by the Trust of all or any portion of the obligations or for the performance of any other obligation under, arising out of, or in connection with, the obligations;

     (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

     (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

     There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, the Company with respect to the happening of any of the foregoing.

     Section 1.5 Enforcement. A Beneficiary may enforce this Agreement directly against the Guarantor and the Company, and the Company waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against the Guarantor and the Company.

                                  ARTICLE II

     Section 2.1 Binding Effect. All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and the Company and shall inure to the benefit of the Beneficiaries.

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     Section 2.2  Amendment.  So long as there remains any Beneficiary or any
Preferred Securities of any series are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Securities.

     Section 2.3 Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same by facsimile transmission (confirmed by mail), telex, or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer back, if sent by telex):

                         AGL RESOURCES INC.
                         817 West Peachtree Street, N.W.
                         Atlanta, Georgia  30308
                         Attn: Donald P. Weinstein

                         AGL CAPITAL CORPORATION
                         2325-B Renaissance Drive
                         Las Vegas, Nevada 89119
                         Attn: Paul R. Shlanta

                         AGL CAPITAL TRUST II
                         2325-B Renaissance Drive
                         Las Vegas, Nevada 89119
                         Attn: Paul R. Shlanta

     Section 2.4 Governing Law. This agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia (without regard to conflict of laws principles).

     THIS AGREEMENT is executed as of the day and year first above written.

                                 AGL RESOURCES, INC.

                                 By: ___________________________________
                                     Donald P. Weinstein
                                     Senior Vice President and Chief Financial
                                     Officer

                                 AGL CAPITAL CORPORATION

                                 By: ___________________________________

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                                     Paul R. Shlanta, President

                                 AGL CAPITAL TRUST II

                                 By: ___________________________________
                                     Paul R. Shlanta, Administrative Trustee



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